Exhibit 10.17

As of July 19, 2021

Jennifer Walsh

c/o last address on file

with the Company

Re: Employment Terms and Conditions

Dear Jennifer,

We are very pleased to offer you the position of Chief Financial Officer of Galileo Acquisition Corp. (to be renamed Shapeways Holdings, Inc. upon the Closing (as defined below) (the “Company”)). The terms of your employment are outlined below.

This offer is conditioned upon (1) the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of April 28, 2021, by and among the Company, Shapeways, Inc., Galileo Acquisition Holdings Inc. (a wholly-owned subsidiary of the Company), and the other parties named thereto (as it may be amended and supplemented from time to time, the “Merger Agreement”) and (2) your continuing to be an employee of Shapeways, Inc. until the Closing.

I. POSITION AND REPORTING

From the Closing and until the termination of your employment for any reason (the “Term”), you will serve as Chief Financial Officer of the Company, and will have the normal duties, responsibilities and authority of such office. During the Term, you will report to the Chief Executive Officer of the Company. The principal location of your services will be in New York City.

During the Term, you will devote your full business time to the business and interests of the Company and its affiliates, and to the discharge of your duties and responsibilities under this letter agreement. You agree not to engage in any employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. The foregoing shall not prevent you from (i) serving on the boards of directors of non-profit organizations, (ii) with the consent of the Board of Directors of the Company (the “Board”) (not to be unreasonably withheld or delayed) serving on the boards of directors of for-profit companies that are not competitors of the Company, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing your personal investments and legal affairs; provided that none of the activities listed in the foregoing clauses (i) through (iv) shall, whether individually or in the aggregate, materially interfere with your duties and responsibilities to the Company under this letter agreement, violate your obligations under the Proprietary Information and Inventions Agreement (defined below), or create a conflict of interest with the Company.

II. ANNUAL COMPENSATION

Annual Base Salary. Effective as of the Closing, your annual base salary rate will be US$357,500. The Board, or the Compensation Committee thereof (“Compensation Committee”), will review your annual base salary rate at least annually, with the intent to establish your compensation levels consistent with competitive market standards, taking into account the growth of the Company’s business over time. Your annual base salary rate may be increased but not decreased, unless such decrease is made across the board to other senior executives of the Company. Your base salary will be payable in accordance with the payroll practices of the Company for its executives.

Annual Bonus Opportunity. During the Term, you will be eligible to participate in the Company’s annual incentive bonus plan, as in effect from time to time (“Bonus Plan”). For each fiscal year during the Term commencing with 2021, your annual target bonus opportunity under the Bonus Plan will equal 50% of your annual base salary rate, and your maximum bonus opportunity under the Bonus Plan for any fiscal year will equal 200% of your target opportunity. Such percentages will be applied on a pro rata basis if your annual base salary rate changes during a particular compensation period; provided, that, for 2021, your target bonus opportunity will be calculated using the annual base salary rate set forth in the paragraph above as if such rate were in effect for the full year. Further, your 2021 bonus will not be prorated due to the occurrence of the Closing after January 1, 2021 and you will be eligible to earn the full bonus for 2021.

The Board or the Compensation Committee, as applicable, will review your annual target and maximum bonus opportunities at least annually, with the intent to establish your compensation levels consistent with competitive market standards, taking into account the growth of the Company’s business over time. The value of your annual target and maximum bonus opportunities may be increased but not decreased, unless such decrease is made across the board to other senior executives of the Company.

The performance measures under the Bonus Plan will be established by the Compensation Committee, and, absent extraordinary circumstances, will be communicated to you in the first quarter of the fiscal year for which the bonus is measured. The performance measures and targets under the Bonus Plan will be subject to adjustment by the Compensation Committee in case of extraordinary nonrecurring events, such as those described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, or as a result of applicable tax law or accounting rule changes.

Bonuses, if earned, will be payable under the Bonus Plan in the fiscal year immediately following the fiscal year for which the bonus is earned, subject to the Compensation Committee’s determination of the achievement of the applicable performance measures. Subject to Section V, any payment under the Bonus Plan will be subject to your continued employment by the Company through the applicable payment date.

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For 2021 and 2022, annual incentive bonuses will be conditioned on achievement of (i) gross margin and (ii) revenue growth goals. Such goals will be established and communicated to executives (a) promptly after Closing for 2021 and (b) in the first quarter of 2022 with respect to 2022 goals. For each of 2021 and 2022, if the gross margin goal is not satisfied, then no bonus will be payable for such year. If the gross margin goal is satisfied, then the amount of your bonus for such year will be determined based on achievement of the revenue growth goal, as follows:

(a)	The threshold revenue growth target will be 60% of budgeted target, meaning that if revenue growth is below such threshold target, no bonus for such year will be payable;

(b)	Between 60% and 100% achievement of the revenue growth target (i.e., between threshold and target achievement), the amount of the bonus for such year will be determined on a linear interpolation basis between 0% and 100% payment of target bonus; and

(c)	Between 100% and 150% (or greater) achievement of the revenue growth target (i.e., between target and maximum achievement), the amount of the bonus for such year will be determined on a linear interpolation basis between 100% and 200% payout of target bonus.

III. LONG-TERM INCENTIVES

Long-Term Incentives, Generally. During the Term, you shall be eligible to receive annual grants of long-term compensation under the Company’s equity incentive plan as in effect from time to time (“Equity Plan”), as determined by the Board or the Compensation Committee, as applicable, in its discretion. Such grants shall be made at the same time as for other senior executive officers of the Company, and shall be subject to such terms and conditions (including vesting, which may be service-based or performance-based) as may be determined by the Board or the Compensation Committee, as applicable, in accordance with the Equity Plan and the applicable award agreement provided to you.

2022 Incentive Grant. In the first quarter of 2022, you will be eligible to receive, subject to the approval of the Compensation Committee, an award of restricted stock units (“RSUs”) under the Equity Plan. The number of RSUs to be awarded upon such approval will equal 0.3% of the then outstanding Common Stock on a fully diluted basis (taking into account any then outstanding awards under the Equity Plan, but not the reserve for future unissued awards under the Equity Plan or other authorized but unissued Common Stock). Such RSUs will be subject to (a) vesting over four years from the date of grant, as to 10%, 20%, 30% and 40% on the first, second, third and fourth anniversaries of the grant date, respectively, in each case, subject to your continued employment with the Company through each applicable vesting date, and (b) such other terms and conditions to be set forth in an award agreement provided to you. The vesting schedule described in the preceding sentence is unique to your 2022 incentive grant, and it is intended that future long-term compensation be granted with a ratable vesting schedule consistent with competitive market practices.

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Existing Options. The parties acknowledge that you were granted stock options from Shapeways, Inc. prior to the Closing, in connection with your employment with Shapeways, Inc. (the “Existing Options”), which will be adjusted under the Merger Agreement to reflect that, subject to and following the Closing, the Existing Options will cover shares of the Company’s common stock (“Common Stock”), at an adjusted per share exercise price. The parties further acknowledge that the board of directors of Shapeways, Inc. intends to accelerate the vesting of the Existing Options so that, effective as of immediately prior to the Closing, the Existing Options (or any restricted shares acquired by early exercise of such options, as applicable) will be vested in full. The Existing Options, together with any shares of Common Stock that you may acquire upon exercise of the Existing Options (including any shares acquired by early exercise of such options, as applicable), are referred to herein as the “Option Securities.”

As a material inducement for the Company to enter into this letter agreement and to make the promises herein, you hereby agree that you will retain all, and will not sell or transfer any, of the Option Securities, as if the Option Securities were “Restricted Securities” under the Lock-Up Agreement, dated as of April 28, 2021, between the Company and you (the “Lock-Up Agreement”), with the terms of the Lock-Up Agreement applying mutatis mutandis to the Option Securities except that the “Lock-Up Period” (as defined thereunder) as applied to the Option Securities shall extend from the Closing and through the earlier of (x) December 31, 2022 and (y) the consummation of a Change in Control (as defined in the Equity Plan).

IV. BENEFITS

Vacation. During the Term, you will be entitled to the same number of vacation days per fiscal year currently available to you under the Company’s vacation policy, as amended from time to time, subject to its terms and conditions.

Employee Benefits. During the Term, you will be eligible for employee benefits to the same extent offered to similarly situated senior executives of the Company, except to the extent such plans are duplicative of the benefits otherwise provided to you hereunder (e.g., severance). Such participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as in effect from time to time.

Business Expenses. The Company will pay or reimburse you for all reasonable, customary and necessary business expenses incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to such reasonable substantiation, documentation and other requirements as may be specified by the Company from time to time.

V. TERMINATION

Termination, Generally. You are employed “at will”, and as such, your employment may be terminated by the Company at any time and you may resign at any time; provided that you agree to provide the Company at least 90 days’ written notice for any resignation without Good Reason (defined below) (subject to the Company’s discretion to waive all or any portion of such notice period).

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Upon any termination of your employment by any party and for any reason (including due to death or Disability (defined below)), you (or your heirs or estate, as applicable) will be entitled to receive: (i) any base salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any reimbursable business expenses incurred by you prior to but un-reimbursed as of the date of termination and (iv) all other payments and benefits as may be provided under the terms of any applicable benefit plan (clauses (i) through (iv) collectively, “Final Compensation”).

Vacate from Positions. Upon any termination of your employment by any party and for any reason, you will be deemed to resign from all offices, boards, committees and any other offices or positions of the Company or its affiliates. You agree to sign such documents to effectuate your removal from such positions no later than three (3) days following the date of such termination.

Severance. If the Company terminates your employment without Cause or if you resign for Good Reason (as described below), and you satisfy the conditions described under “Termination Payment Conditions” below, then, in addition to the Final Compensation, the Company will pay or provide to you the following:

(a)	Cash severance equal to six months of your base salary (at the rate in effect at the time of termination, without regard to any decrease thereof giving rise to Good Reason), payable in equal installments over the six-month period following termination, in accordance with the normal payroll practices of the Company, which shall be paid beginning with the Company’s next regular payroll period on or following the 60th day following your termination; provided that any such installments payable to you prior to such date shall be accrued and paid to you in a lump sum in the first regular payroll period on or following the 60th day following your termination;

(b)	A prorated portion of the actual bonus you would have received under the Bonus Plan for the fiscal year of your termination had your termination not occurred, calculated by multiplying the amount of such bonus (if any, subject to the Compensation Committee’s determination of the achievement of the applicable performance measures for such fiscal year) by a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Company and the denominator of which is 365, payable at the time bonuses under the Bonus Plan for the fiscal year of your termination, if any, are paid to other senior executives of the Company;

(c)	Any unpaid bonus that would have been payable under the Bonus Plan for any fiscal year preceding the fiscal year in which termination occurs had you remained employed through the applicable payment date (the “Prior Year Bonus”), which bonus shall be paid on the date bonuses under the Bonus Plan for such fiscal year are paid to other senior executives of the Company; and

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(d)	If you are enrolled in the Company’s medical and dental plans on the date of termination and you elect to continue your participation and that of your eligible dependents in those plans for a period of time under the U.S. Federal law known as “COBRA”, then, until the earlier of (i) the six-month anniversary of your termination date and (ii) the date you begin new employment that offers group health coverage (the “Continuation Period”), the Company will contribute to the premium cost of your coverage and that of your eligible dependents under those plans at the rate it contributed to your premium cost of coverage on the date of termination. To be eligible for these Company premium contributions, however, you must pay your portion of the premium cost during the Continuation Period. You are required to notify the Company immediately if you begin new employment during the Continuation Period. After the Company’s contributions end, you may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits;

provided that, if such termination occurs on or within 12 months following a consummation of a Change in Control (as defined in the Equity Plan) that is also a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the Company’s assets” (each, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (“Section 409A”)), and you satisfy the conditions described under “Termination Payment Conditions” below, then, in addition to the Final Compensation, the Company will pay or provide to you the following:

(i)	In lieu of the cash severance described in subsection (a) above, you will receive a cash lump sum payment on the 60th day following termination equal to the sum of:

(x) 12 months of your base salary (at the rate in effect at the time of termination, without regard to any decrease thereof giving rise to Good Reason); and

(y) a prorated portion of your bonus under the Bonus Plan for the fiscal year of your termination, calculated by multiplying 100% of your target bonus opportunity for such fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Company and the denominator of which is 365;

(ii)	You shall be eligible to receive the Prior Year Bonus in accordance with (and not duplication of) subsection (b) above;

(iii)	You shall be eligible for the benefits in accordance with (and not in duplication of) subsection (d) above, except that the Continuation Period shall continue until the earlier of (x) the 12-month anniversary of your termination date and (y) the date you begin new employment that offers group health coverage; and

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(iv)	You shall receive immediate vesting in full of all service-vesting conditions of all of your then outstanding equity or equity-based incentive awards, it being understood that any such outstanding awards that are also subject to satisfaction of performance-vesting conditions shall remain outstanding and shall continue to be eligible to vest subject to the satisfaction of such conditions based on the actual results of the applicable financial or other metrics and shall be payable on the regular payment dates as per the terms of the applicable award agreement; provided that any individual performance goals that are not based on objective financial performance criteria shall be deemed earned at target as of the date of termination; provided, further, that if the individual award agreement or other contract between the Company and you governing any such award provides for more favorable vesting treatment than provided in this subsection (iv), then the more favorable treatment shall apply to such award.

Notwithstanding the foregoing, if the continuation coverage contemplated by subsection (d) or (iii) above, as applicable, would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), then, in lieu of providing such continuation coverage, the Company may make monthly cash payments to you in arrears through the end of the applicable Continuation Period. Each such monthly cash payment shall be in an amount that, after taking into account any taxes you are required to pay in respect of such amount, would be sufficient to provide you with the value that the Company otherwise would have contributed to coverage under subsection (d) or (iii) above, as applicable, for such month. The first of such monthly cash payments will begin with the next regular payroll period on or following the 60th day following your termination (with any accrued payments through such date being included in the first such payment).

In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer. The Company’s obligations to pay you amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by you to the Company or any of its affiliates.

Severance Review. The parties acknowledge that the severance benefits set forth above were intended to be designed based on a competitive market assessment as of the date of this letter agreement, based on the Company’s current size and place in its peer group market.  It is specifically intended and agreed that the parties hereto will cooperate in good faith to review and evaluate such severance benefits on a periodic basis to take into account the growth of the Company’s business over time.

Death or Disability. If your employment terminates due to your death or by the Company due to your Disability, then, subject to the “Termination Payment Conditions” below, in addition to the Final Compensation, you (or your heirs or estate, as applicable) shall be eligible to receive (a) any Prior Year Bonus, payable on the date bonuses under the Bonus Plan for such fiscal year are paid to other senior executives of the Company, and (b) a prorated portion of your bonus under the Bonus Plan in respect of the year in which such termination occurs, based on actual performance results for such year (as determined by the Compensation Committee). With respect to clause (b), the prorated portion of your bonus under the Bonus Plan, if any, shall be calculated by multiplying (x) the amount of such bonus that would be due for the full fiscal year had you remained employed through the applicable payment date by (y) a fraction, the numerator of which is the number of days during the fiscal year of termination that you were employed by the Company and the denominator of which is 365. Any such prorated bonus shall be payable at the same time bonuses under the Bonus Plan for such fiscal year are paid to other senior executives of the Company.

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Termination Payment Conditions. All payments and benefits under this Section V, other than payment of any Final Compensation (collectively, “Severance”), are expressly conditioned upon and subject to the following:

(a)	Release Condition. Any and all Severance is expressly conditioned upon and subject to your execution of a general waiver and release of claims, in the form attached hereto as Annex A (subject to any updates the Company determines in good faith are necessary for purposes of enforceability under applicable law), except for such matters covered by provisions of this letter agreement that expressly survive the termination of this letter agreement. Notwithstanding anything to the contrary, any and all Severance is conditioned on your execution, delivery and nonrevocation of the general waiver and release of claims, within 55 days following your termination of employment. In the case of your death or Disability, such general waiver and release of claims may be executed and delivered by your estate or your legal representative, as the case may be.

(b)	Compliance with Restrictive Covenants. In addition, any and all Severance is expressly conditioned upon and subject to your continued full performance of obligations under the Restrictive Covenants (as defined below). If the Board determines in good faith that you have materially violated any of the Restrictive Covenants, any rights you may have to receive Severance shall immediately cease, and the Company shall be entitled to demand that any Severance previously paid to you shall be immediately payable by you to the Company; provided, that if you challenge such determination by written notice to the Company, the Company’s recoupment of the portion of Severance previously paid shall be subject to a determination by a court of competent jurisdiction, in a final, non-appealable, judgment, that you have materially violated any of the Restricted Covenants. If, however, a court of competent jurisdiction determines, in a final, non-appealable, judgment, that you have not materially violated any of the Restricted Covenants, then the full amount of the Severance held back pursuant to this paragraph shall be immediately payable by the Company to you and the recoupment of the portion of Severance previously paid shall not apply. For the avoidance of doubt, this paragraph will not diminish any remedies that the Company may have, including the right of the Company to claim and recover damages in addition to seeking injunctive relief.

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(c)	Resignations from Positions. Further, any and all Severance is expressly conditioned upon and subject to your resignation from all offices, boards, committees and any other offices or positions of the Company or its affiliates (and delivery of any reasonably required documents to effect such resignation), as described above under “Vacate from Positions.”

Survival of Provisions. Provisions of this letter agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including your obligations under the Restrictive Covenants.

Definition of Cause. “Cause” means your (i) willful and continued failure to substantially perform your duties with the Company or its affiliates (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) gross negligence or willful misconduct in the execution of your duties hereunder; (iii) conviction of, or a plea of nolo contendere to, a crime of serious moral turpitude that causes material harm to the business or prospects of the Company or its affiliates, (iv) conviction of, or a plea of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction other than the United States); (v) material breach of this letter agreement, the Proprietary Information and Inventions Agreement, or any other material written agreement between you and the Company or any of its affiliates; (vi) performance of any material act of theft, embezzlement, fraud or misappropriation, in each case with respect to the property of the Company or one of its affiliates; or (vii) any material breach by you of the material, written personnel policies of the Company or one of its affiliates, including those prohibiting acts of discrimination, harassment or retaliation. Notwithstanding the above, the events described in clauses (i), (ii) and (v) above will not constitute Cause unless the Company (A) notifies you in writing detailing the specific Cause event within 30 days following the Board’s actual knowledge of the event giving rise to Cause, and (B) provides you with a period of 30 days following receipt of such notice to cure such event, or, if such event is not cured or you refuse to cure, an opportunity on at least five (5) days’ advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event. For purposes of this definition, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission were in the best interest of the Company.  Notwithstanding the foregoing, any action or inaction taken by you based on your reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause.

Definition of Good Reason. “Good Reason” means, without your consent: (i) a reduction in your annual base salary or annual incentive opportunity, unless such reduction is made across the board to other senior executives of the Company and does not exceed ten percent (10%) of your then current annual base salary or annual incentive opportunity, as applicable; (ii) any material diminution in your title, reporting relationship, authority, duties or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) relocation of your principal place of employment by more than 25 miles outside of New York City (unless you are provided the opportunity, and you consent, to work remotely); or (iv) the Company’s failure to pay compensation when due or other breach of this letter agreement or any other material written agreement between you and the Company or any of its affiliates. Notwithstanding the above, the events described in clauses (i) through (iv) above will not constitute Good Reason unless you notify the Company in writing within 30 days following the initial existence of the event giving rise to Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason within 30 days following such notice by you, and if the Company has failed to cure, you tender your resignation for Good Reason effective no later than 30 days following the end of such cure period. If you fail to resign within such 30-day period following the end of such cure period, your right to terminate your employment for Good Reason will be deemed to be waived.

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Definition of Disability. “Disability” means your inability to perform the material duties hereunder due to a physical or mental injury, infirmity or incapacity, or absence from employment with the Company on a full-time basis due to physical or mental illness, in each case, for any consecutive period of six months or any non-consecutive periods aggregating six months or more in any 12-month period.

VI. RESTRICTIVE COVENANTS

Proprietary Information and Inventions Agreement. Concurrently with your execution of this letter agreement, and as a material inducement for the Company to enter into this letter agreement and to make the promises herein, you have signed and delivered the Company’s Employee Proprietary Information and Inventions Agreement attached hereto as Annex B (the terms of which are incorporated by reference as if fully set forth herein) (as it may be amended from time to time, the “Proprietary Information and Inventions Agreement”), and you hereby agree, upon and subject to the Closing, to comply with your obligations as set forth therein (including under the noncompetition, nonsolicitation, nondisclosure, intellectual property assignment, and return of property provisions therein).

Nondisparagement. You shall not, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, partners, members, equity holders, shareholders or other owners, or any of their respective businesses, products, operations or practices. The Company shall not, and shall instruct its directors and executive officers (and those of its subsidiaries or affiliates) not to, directly or indirectly, disparage you. Notwithstanding the foregoing, nothing in this letter agreement shall preclude (a) discussing any matter in the good faith performance of your duties, (b) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statements, or (c) the making of truthful statements that are required by applicable law, regulation or legal process.

The covenants, agreements, obligations and undertakings to which you are subject under the Proprietary Information and Inventions Agreement and this Section VI are collectively referred to herein as the “Restrictive Covenants.”

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VII. COOPERATION

During the Term and thereafter, you shall reasonably cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding, or any dispute with a third party, in each case as reasonably requested by the Company. Such cooperation may include your being reasonably available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. It is expressly agreed that the Company’s rights to avail itself of your advice and consultation services shall at all times be exercised in a reasonable manner, that adequate notice shall be given to you in such events, and that non-compliance with any such request by you for good reason, including ill health or prior commitments, shall not constitute a breach or violation of this letter agreement. If the Company requires your cooperation in accordance with this paragraph, the Company shall reimburse you solely for reasonable travel expenses (including lodging and meals) upon submission of receipts. In addition, for any post-employment services you render in complying with this paragraph, unless prohibited by applicable law, rule or regulation, the Company shall pay you an hourly fee, in an amount (rounded to the nearest whole cent) determined by dividing your annual base salary rate as in effect on the date of your termination (but without giving effect to any reduction that gave rise to Good Reason) by 2,080.

VIII. MISCELLANEOUS

This letter agreement (together with Annex A hereto and the Proprietary Information and Inventions Agreement) represents the entire agreement of the parties concerning your employment with the Company and its subsidiaries, your compensation therefor and the other matters covered herein and, except as set forth in this letter agreement, will supersede any and all previous contracts, understandings, agreements, commitments, promises or similar communications or arrangements, whether written or oral, with respect to such subject matters between any of the Company, its respective subsidiaries, its respective directors, officers, employees and agents, and you. Without limiting the foregoing, the parties hereby acknowledge and agree that the covenants, agreements, obligations and undertakings set forth in this letter agreement will operate independently of, and will be in addition to, any similar covenants, agreements, obligations and undertakings to which you may be subject under any other agreements you may enter into with the Company and its subsidiaries. Any document produced or communication made in the course of negotiating the terms of this letter agreement will not constitute a part of this letter agreement and will not be used to interpret the terms of this letter agreement or the intent of the parties hereto. Neither party is relying upon any representation, understanding, undertaking, promise, commitment, communication or agreement, whether written or oral, not set forth in this letter agreement, and each party expressly disclaims any reliance on any of the foregoing. Nothing in this letter agreement shall affect a party’s rights or obligations under the Merger Agreement.

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All payments described in this letter agreement will be subject to applicable U.S. Federal, state, local and non-U.S. tax reporting and withholding requirements. This letter agreement will be interpreted such that the payments made under this letter agreement comply with, or are exempt from, Section 409A. To the extent that the Company determines that any payment or benefit pursuant to this letter agreement constitutes deferred compensation (within the meaning of Section 409A), such payment or benefit will be made at such times and in such forms as the Company determines are required to comply with Section 409A (including in the case of a “specified employee” within the meaning of Section 409A, the six-month delay for amounts payable upon a separation from service) and the Treasury Regulations and any applicable guidance thereunder. Notwithstanding anything in this letter agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. For purposes of this letter agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements under this letter agreement are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable consistent with the Company’s practice following your appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements under this letter agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that you are solely liable and responsible for, and the Company is not liable for, the taxes imposed on you in respect of the payments and benefits provided to you in the course of your employment with the Company, and the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

This letter agreement may be amended or modified only by a written instrument signed by you and by an expressly authorized representative of the Company. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this letter agreement, or the waiver by either party of any breach of this letter agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Any and all notices, requests, demands and other communications provided for by this letter agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

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In this letter agreement: pronouns and other words of gender shall be read as gender-neutral; words importing the singular only shall include the plural and vice versa; the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and the titles and headings of the sections in this letter agreement are for convenience of reference only, and in the event of any conflict, the text of this letter agreement, rather than such titles or headings, shall control. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Neither the Company nor you may make any assignment of this letter agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. This letter agreement shall inure to the benefit of and be binding upon the Company and you, and such parties’ respective successors, executors, administrators, heirs and permitted assigns. As used in this letter agreement, “Company” shall mean the Company, as hereinbefore defined, and any successor that assumes and agrees to perform this letter agreement by operation of law or otherwise.

IX. APPLICABLE LAW AND JURISDICTION

All questions concerning the construction, validity and interpretation of this letter agreement will be governed by the laws of the State of Delaware, without regard to any conflicts or choice of law rules or principles.

Each of the parties hereto irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings arising out of or relating to this letter agreement (a “Proceeding”) shall be heard and determined in a Delaware state or a federal court sitting in Wilmington, Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in any such court and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that this letter agreement involves at least $100,000 and that this letter agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party in accordance with this Section IX, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

X. WAIVER OF JURY TRIAL

Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceeding. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this letter agreement by, among other things, the mutual waiver and certifications in this Section X.

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XI. INDEMNIFICATION; LIABILITY INSURANCE. If you are made or threatened to be made a party to or a participant in any actual, threatened, pending, or completed action, claim, or proceeding of any type, the Company shall indemnify, defend, and hold you harmless to the maximum extent authorized or permitted by applicable law, by its Certificate of Incorporation, By-Laws, and all other organizational documents of the Company, as the foregoing may be amended from time to time to provide broader protection, and including any losses arising out of or relating to any of your actual or alleged acts, omissions, negligence or active or passive wrongdoing (but in no event in connection with your gross negligence or willful misconduct), and shall at the Company’s election provide you with legal representation or shall advance to you reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses). In all events, without limiting the foregoing, the Company shall provide you with indemnification on terms no less favorable than provided to any other executive officer or director of the Company. Such indemnification shall continue even if you have ceased to be a director, officer, equityholder, or employee of the Company or its affiliates and shall inure to the benefit of your heirs, executors and administrators. In addition, during your employment with the Company and for six years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and officers of the Company. The provisions of this Section XI shall survive the termination of this letter agreement and your employment with the Company.

XII. SEVERABILITY

In the event that any one or more of the terms or provisions of this letter agreement will be held to be invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions, or the application of such portion or provision in circumstances other than those as to which it is so declared invalid or unenforceable, will not in any way be affected or impaired thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

XIII. EFFECTIVENESS

This letter agreement shall become effective subject to and conditioned on the Closing. This letter agreement shall automatically terminate without any action on the part of any person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and none of the Company, Shapeways, Inc. or any other person or entity will have any liability to you under this letter agreement, and you will have no liability to the Company, Shapeways, Inc. or any other person or entity under this letter agreement, if the transactions contemplated by the Merger Agreement are not consummated.

[Remainder of page left blank.]

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Please confirm your understanding with this letter agreement by signing and returning one copy. Once again, we are delighted to have you as part of this team.

GALILEO ACQUISITION CORP.

By:	/s/ Alberto Recchi
Name: Alberto Recchi
Title: Chief Financial Officer and Director
/s/ Jennifer Walsh
Jennifer Walsh

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ANNEX A

FORM OF GENERAL WAIVER AND RELEASE OF CLAIMS

1. General Release. (a) In exchange for the payments and benefits set forth in Exhibit A attached hereto, other than payment of any Final Compensation, as defined in the letter agreement, dated as of July 19, 2021, by and between Shapeways Holdings, Inc. (formerly known as Galileo Acquisition Corp.) (the “Company”) and Jennifer Walsh (the “Executive”) (the “Letter Agreement”), Executive, for herself and Executive’s heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which Executive or said heirs, estates or family directly or indirectly hold a majority beneficial interest (together, the “Executive Releasors”), releases and discharges each member of the Company Group (defined below), and each of such member’s current or former owners, agents, officers, executives, stockholders, agents, employees, directors, attorneys or representatives, and all persons acting by, through, under or in concert with any member of the Company Group (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, known or unknown, which Executive ever had, or now has, against the Released Parties to the date Executive signs this general waiver and release of claims (the “Waiver and Release”), including, without limitation, those that arise out of or in connection with Executive’s employment with the Company. The Released Parties are intended to be express third-party beneficiaries of this Waiver and Release, and this Waiver and Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. “Company Group” means, collectively, the Company and each of its subsidiaries and affiliates, and each of their respective predecessors, successors and assigns.

(b) The claims Executive releases include, but are not limited to, any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (whether compensatory, punitive, direct, special, liquidated, exemplary or otherwise), claims for costs (including, without limitation, enforcement costs and expenses, and attorneys’ fees), or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Waiver and Release becomes effective and enforceable), and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which Executive and each other Executive Releasors, may have, by reason of any matter, cause, or thing whatsoever, until the date Executive signs this Waiver and Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification (“WARN”) Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act of 2008, or their state or local counterparts; the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, Article 23-A of the New York State Correction Law, the New York Judiciary Law, the New York Labor Law (including, but not limited to, the New York WARN Act, the New York Achieve Pay Equity Act and all other provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the California Fair Employment and Housing Act, the California Wage Act; the California Labor Code (inclusive of any amendments to the statutes referenced in this Section 1); the California Fair Pay Act; the California WARN Act; or any other Federal, state or local civil or human rights law (whether U.S. or non-U.S.), or under any other Federal, state or local law, regulation or ordinance (whether U.S. or non-U.S.); all of the foregoing including their amendments and respective implementing regulations, or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses or amounts, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

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(c) For the purpose of giving a full and complete release, Executive understands and agrees that this Waiver and Release includes all Claims that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that, except as set forth in Section 2 below, this Waiver and Release extinguishes those Claims.

(d) If Executive was employed by the Company at any time in California, or if Executive resided in California at any time while employed by the Company, Executive waives all rights under California Civil Code Section 1542, which states:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.

2. Protected Rights. Executive and the Company acknowledge that nothing in this Waiver and Release shall be deemed to be a waiver or release by Executive of (a) any claim or right under state workers’ compensation or unemployment laws, (b) any rights of Executive arising under, or preserved by, this Waiver and Release, (c) rights of Executive to the payments and benefits set forth in Exhibit A, (d) any benefit vested as of the date of Executive’s termination of employment to which Executive is entitled under any employee benefit plan or arrangement of the Company, (e) any claim or right which by law cannot be waived, including, but not limited to, Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation (including, but not limited to, the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”)), (f) any rights of Executive as a holder of equity in the Company, any direct or indirect parent of the Company, or any of their respective subsidiaries or affiliates, (g) any rights of Executive to indemnification as a director or officer of the Company or claims under any directors’ and officers’ liability insurance policy (or similar policy), (h) any rights or entitlements of Executive under a sale, purchase, merger or other transaction agreement to which Executive is a party or express third-party beneficiary or (i) any rights of Executive to the reimbursement of business expenses incurred prior to termination. Executive waives, however, the right to recover money if any U.S. Federal, state or local government agency, including, but not limited to, the EEOC, pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or severance from employment.

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Nothing in or about this Waiver and Release prohibits Executive from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information, as defined in the Letter Agreement, to the SEC, or providing the SEC with information that would otherwise violate any provision of the Letter Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, Executive is advised that Executive shall not be held criminally or civilly liable under any U.S. Federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (i) in confidence to a U.S. Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

3. Covenant Not to Sue. Executive (a) affirms that Executive has not filed, has not caused to be filed, and is not presently party to, any lawsuit or arbitration against any Released Party in any forum and (b) agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or severance from employment other than, in each case, in order to enforce rights under (i) the Letter Agreement with respect to Final Compensation, (ii) Exhibit A or (iii) Section 2 above. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of Claims in Section 1 above. However, nothing in this Waiver and Release affects Executive’s right to challenge the validity of this Waiver and Release under ADEA. If Executive breaches this Waiver and Release by suing any of the Released Parties in violation of this covenant not to sue, or if Executive breaches any covenant referenced in Section 6, (i) the Company shall have no obligation to pay any amounts set forth in Exhibit A (other than payment of any Final Compensation) and (ii) Executive understands that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section 3 or Section 6.

4. Acknowledgments. Executive affirms that Executive has fully reviewed the terms of this Waiver and Release, affirms that Executive understands its terms, and states that Executive is entering into this Waiver and Release knowingly, voluntarily and in full settlement of all Claims which existed in the past or which currently exist, that arise out of Executive’s employment with the Company or Executive’s severance from employment.

Executive acknowledges that Executive has had at least 21 days to consider this Waiver and Release thoroughly, and has been specifically advised to consult with an attorney, if Executive wishes, before Executive signs below.

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If Executive signs and return this Waiver and Release before the end of the 21-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires or by providing different terms to other employees who sign the release before such time period expires.

Executive understands that Executive may revoke this Waiver and Release within seven (7) days after Executive signs it. Executive revocation must be in writing and submitted within the seven-day period to [name], [title], [company], [address]. If Executive does not revoke this Waiver and Release within the seven-day period, it becomes effective and irrevocable. Executive further understands that if Executive revokes this Waiver and Release, Executive will not be eligible to receive the payments and benefits set forth in Exhibit A (other than payment of any Final Compensation). Payments and benefits set forth in Exhibit A shall commence after the end of the seven-day period, or later, in accordance with the terms of Exhibit A and applicable law. Executive acknowledges that, before signing this Waiver and Release, Executive (i) received certain information about eligibility for the payments and benefits available under this Waiver and Release and (ii) had at least 21 days to consider this information before signing this Waiver and Release.

5. Assignment; Binding Effect. This Waiver and Release is assignable only by the Company (provided that no such assignment shall relieve the Company of its obligations under this Waiver and Release to Executive), shall inure to the benefit of the Company’s assigns, successors, affiliates and Released Parties, and is binding on the parties, their representatives, agents and assigns, and as to Executive, Executive’s spouse, dependents, heirs, executors, administrators, representatives and assigns.

6. Restrictive Covenants. Notwithstanding anything to the contrary in this Waiver and Release, the Restrictive Covenants (as defined in the Letter Agreement) shall continue to apply to Executive following the date of Executive’s termination of employment, as specified and in accordance with the terms of such Restrictive Covenants.

7. Complete Agreement; Severability. This Waiver and Release is the exclusive and complete agreement between Executive and the Company relating to the subject matter of this Waiver and Release. No amendment or update of this Waiver and Release will be binding unless in writing and signed by Executive and the Company. The parties acknowledge and agree that if any provision of this Waiver and Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the rest of this Waiver and Release will continue in full force and effect. Additionally, a court of competent jurisdiction is authorized to modify any portion of this Waiver and Release which is overbroad to make such portion enforceable.

8. Governing Law. THIS WAIVER AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER U.S. FEDERAL LAW, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS WAIVER AND RELEASE IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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This Waiver and Release shall be irrevocable on the 8th day following the date on which Executive signs and dates this Waiver and Release below. Executive’s right to revoke this Waiver and Release is described in Section 4 of this Waiver and Release.

Executive is hereby advised by the Company to consult with an attorney prior to signing this Waiver and Release.

This Waiver and Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

*******

IN WITNESS WHEREOF, this Waiver and Release has been signed by the parties as of the dates indicated below.

Jennifer Walsh

Date signed:

Acknowledged and agreed:

SHAPEWAYS HOLDINGS, INC. (formerly known as Galileo Acquisition Corp.)

By:
Name:	Alberto Recchi
Title:	Chief Financial Officer and Director

Date signed:

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EXHIBIT A

SEVERANCE PAYMENTS AND BENEFITS

[To be completed at the time of separation. Exhibit to include full list of any severance payments on any other benefits (including treatment of equity awards) to be provided in connection with Executive’s separation.]

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ANNEX B

GALILEO ACQUISITION CORP.

(to be renamed Shapeways Holdings, Inc.)

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[See attached.]

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GALILEO ACQUISITION CORP.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following agreement (the “Agreement”) between Galileo Acquisition Corp., a Delaware corporation (“Parent”) (to be renamed Shapeways Holdings, Inc.), and the individual identified on the signature page to this Agreement (“Employee” or “I” or “me”) is effective (subject to Section 12) as of the first day of Employee’s employment by Parent (which shall be the “Closing Date” as defined in the Agreement and Plan of Merger and Reorganization, dated as of April 28, 2021, by and among Parent, Shapeways, Inc., Galileo Acquisition Holdings Inc. (a wholly-owned subsidiary of Parent), and the other parties named thereto (the “Merger Agreement”)).

This Agreement confirms and memorializes the mutual understanding between Parent and me on the subject-matters discussed herein, with respect to my employment with Parent effective as of the Closing Date, and with respect to any relationship of service to the Company (as defined below) that I may have had prior to actually becoming an employee of Parent. I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by Parent, including pursuant to the letter agreement between me and Parent entered into concurrently herewith (the “Letter Agreement”). For the purposes of this Agreement, the term the “Company” includes Parent and (i) all other entities that are directly or indirectly controlled by Parent, where control may be by either management authority or equity interest, and (ii) all other entities in which Parent otherwise owns, directly or indirectly, 20% or more of the equity interests, provided that, with respect to clause (ii), Employee performed responsibilities for such entities or Employee has Proprietary Information (defined below) about such entities.

In exchange for the foregoing and for other good and valuable consideration, including my access to and use of the Company’s Inventions (defined below) and Proprietary Information for performance of my employment, training and/or receipt of certain other valuable consideration (including under the Letter Agreement), the parties agree as follows:

1.     No Conflicts.  I have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. My employment with the Company will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by Parent in writing. Further, I have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by me that I will use in the performance of services for the Company.

2.     Inventions.

a.     Definitions.  “Company Interest” means any of the Company’s current and anticipated business, research and development, as well as any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, or under development by the Company. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b.     Assignment.  The Company shall own, and I hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively, “Created”), by me during the term of my employment with the Company that either (i) arise out of any use of the Company’s facilities, equipment, Proprietary Information or other assets (collectively, “Company Assets”) or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted (A) at the Company’s facilities; (B) during working hours; or (C) using Company Assets), or (ii) relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company. However, the foregoing does not purport to assign to the Company (and Assigned Inventions shall not include) any Invention that: (1) by law I cannot be required to so assign; or (2) otherwise meets all of the following requirements: (I) the Invention is Created entirely on my own time; (II) the Invention is Created entirely without use of any Company Assets and (III) related to any Company Interest. Nevertheless, if I believe any Invention Created by me during the term of my employment is not within the definition of Assigned Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.

c.     Assurances.  I hereby make and agree to make all assignments to the Company necessary to effectuate and accomplish the Company’s ownership in and to all Assigned Inventions. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. The Company will provide me advance written notice of any action taken in its capacity as attorney-in-fact.

d.     Other Inventions.  If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise to or on behalf of the Company) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, assignable, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e.     Moral Rights.  To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company. Furthermore, I agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same, provided in no event may such use portray me in a negative light or be offensive or damaging to me in any respect.

3.     Proprietary Information.

a.     Definition; Restrictions on Use.  I agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to the Company’s employees, affiliates and Business Partners (as such terms are defined below), that I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information.” I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment or as permitted under Section 7. My obligation of nondisclosure and nonuse of Proprietary Information under this Section shall not apply to any Proprietary Information that (i) is known or becomes readily generally available to the public without restriction through no fault of mine (understanding that breach of this Agreement would be such a fault) or (ii) is known or available through other lawful sources not bound by a confidentiality agreement or other confidentiality obligations with respect to such material or information. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)	An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)	An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Notwithstanding anything to the contrary, I may use, deliver or disclose (only to the extent necessary) Proprietary Information to (x) my legal, financial, tax and other advisors who are bound by obligations of confidentiality, (y) any federal or state regulatory authority having jurisdiction over me to the extent required to effect compliance with any applicable law or in connection with any audit or other proceeding by such authority, or (z) any other person to which such delivery or disclosure is necessary (A) to effect compliance with any applicable law, (B) in respect to any subpoena or other legal process or (C) in the enforcement of my rights and against the Company.

b.     Upon Termination.  Without limiting the generality of Section 8, upon termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally; (iii) the Letter Agreement and (iv) this Agreement.

c.     Company Systems.  I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices)) in which Company Proprietary Information resides, is stored or is passed through (collectively, “Company Systems”), and in order to ensure compliance with work rules and safety concerns, the Company or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or the Company. I further agree that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4.     Restricted Activities.

a.     Definitions.  For purposes of this Agreement, the following defined terms have the following meanings:

“Competitive Activities” means any direct or indirect non-Company activity (i) that is in the business of digital manufacturing and 3D printing marketplace and service (or any business in which the Company is actively planning to get engaged) at the time of Employee’s termination from the Company; or (ii) involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information. For purposes of this definition, direct or indirect non-Company activity includes activity in any capacity, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Competitive Activities do not include being a passive owner of not more than two percent (2%) of the outstanding equity of any class of a corporation or other entity that is publicly traded, or not more than 2% of any non-voting equity securities or debt securities of any corporation or other entity, so long as Employee has no active participation in the business of such corporation or other entity (including serving as a member of the board of directors or as a consultant).

“Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding Employee’s termination from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom Employee has meaningful contact with during Employee’s employment with the Company or about whom Employee had knowledge by reason of Employee’s relationship with the Company or because of Employee’s access to Proprietary Information.

“Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so.

“Solicit”, with respect to Business Partners, means to (A) take orders from or solicit the business or patronage of any Business Partner for Employee or any other person or entity with respect to the business of the Company, (B) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (C) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b.     Acknowledgments.

i.     I acknowledge and agree that (A) the Company’s business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to the Company, and I will learn and use Proprietary Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

ii.     I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

iii.     I acknowledge that my violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to the Company or its affiliates, and I therefore agree that the Company shall be entitled as a matter of right to seek an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to seek injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

iv.     Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

v.     In any such case, the Company and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c.     As an Employee.  During my employment with the Company, I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company (other than, in the course of my duties for the Company, terminating subordinate employees or reducing the work of or terminating consultants); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably likely to compete, with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with the Company; or (iv) without the written consent of the Company, enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment without the prior written consent of the Company.

d.     After Termination.  For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to cease or reduce their services (as an employee or otherwise) to the Company; (ii) Solicit any Business Partner; or (iii) engage in any Competitive Activities (A) anywhere the Company offers its services or has customers during my employment with the Company or where my use or disclosure of Proprietary Information could materially disadvantage the Company regardless of my physical location; or (B) anywhere the Company offers its services or has customers and where I have responsibility for the Company or (C) anywhere within a fifty (50) mile radius of any physical location I work for the Company. The foregoing timeframes shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation. The parties agree that neither (x) my serving as a reference, upon request, for any employee nor (y) general advertisements or solicitations not specifically targeting, and not made with the intent to target, employees, contractors, service providers or consultants of the Company will be deemed a violation of clause (i) of this Section 4(d). In addition, the provisions of this Section 4(d) shall not be violated by my commencing employment with, or providing services to, a subsidiary, division or unit of any entity that has a diversified business having not more than twenty percent (20%) of its sales (based on its latest annual consolidated financial statements) attributable to the Competitive Activity, so long as I do not perform services for or in respect of, or am actively involved in the supervision of other persons who are providing services for or in respect of, the business that engages in the Competitive Activity.

5.     Employment at Will; Nonexclusive Terms.  I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. Without limiting the foregoing, the parties hereby acknowledge and agree that the covenants, agreements, obligations and undertakings set forth in this Agreement will operate independently of, and will be in addition to, any similar covenants, agreements, obligations and undertakings to which I may be subject under any other agreements I may enter into with the Company; provided, that this Agreement shall supersede the terms of any similar forms that I may have signed prior to the Closing Date (including the Proprietary Information and Inventions Agreement I entered into with Shapeways, Inc. prior to the Closing Date).

6.     Amendments. This Agreement can only be changed by a subsequent written agreement signed by me, on the one hand, and the Chief Executive Officer of Parent or an authorized officer designated in writing by either the Chief Executive Officer of Parent or the Parent’s Board of Directors, on the other hand; provided, that if I am the Chief Executive Officer of the Company, this Agreement can only be changed by a subsequent written agreement signed by me, on the one hand, and a signatory authorized in writing by the Parent’s Board of Directors, on the other hand.

7.     Protected Activity Not Prohibited. I understand that, notwithstanding anything herein to the contrary, this Agreement is not intended to, and will be interpreted in a manner that does not, limit or restrict me from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended). In addition, nothing in this Agreement is meant to prohibit the exercise of, or otherwise restrict my rights under Section 7 of the National Labor Relations Act to discuss the terms and conditions of my employment in connection with protected concerted activities. I further understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the state division of human rights, a local commission on human rights, or law enforcement (“Government Agencies”), or from communicating with my attorney, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies or my attorney.

8.     Return of Property upon Termination. Upon termination of my employment (for any or no reason, whether voluntary or involuntary), unless otherwise agreed between the Company and me in writing, I will (i) immediately return all equipment of the Company in good working order as received by me, (ii) immediately return all other property of the Company (including confidential and proprietary information, and all embodiments thereof, passwords, memorandums or other documents) then in my custody, control or possession and (iii) delete all information pertaining to the Company or its business on any of my personal devices. Notwithstanding the previous sentence, I may keep my personal copies of (a) my compensation records; (b) materials distributed to shareholders generally; (c) the Letter Agreement and (d) this Agreement.

9.     Survival.  I agree that any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that the terms of this Agreement, and any obligations I have hereunder, shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations hereunder. This Agreement, and any obligations I have hereunder, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its affiliates, successors and assigns. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

10.     Governing Law; Jurisdiction; Waiver of Jury Trial.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware, without regard to any conflicts or choice of law rules or principles. Each of the parties hereto irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings arising out of or relating to this Agreement (a “Proceeding”) shall be heard and determined in a Delaware state or a federal court sitting in Wilmington, Delaware, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such Proceeding. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such Proceeding brought in any such court and irrevocably waives any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10.

11.     Miscellaneous.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to seek injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies. In this Agreement: pronouns and other words of gender shall be read as gender-neutral; words importing the singular only shall include the plural and vice versa; the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and the titles and headings of the sections in this Agreement are for convenience of reference only, and in the event of any conflict, the text of this Agreement, rather than such titles or headings, shall control. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.     Effectiveness. This Agreement shall become effective subject to and conditioned on the Closing (as defined in the Merger Agreement). This Agreement shall automatically terminate without any action on the part of any person or entity and be void ab initio if the Merger Agreement is terminated in accordance with its terms, and none of Parent, Shapeways, Inc. or any other person or entity will have any liability to Employee under this Agreement, and Employee will have no liability to Parent, Shapeways, Inc. or any other person or entity under this Agreement, if the transactions contemplated by the Merger Agreement are not consummated. Furthermore, this Agreement shall become effective if I fail to continue employment with Shapeways, Inc. through the Closing for any reason, and do not become an employee of Parent as of the Closing.

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM PARENT AT ANY TIME.

Galileo Acquisition Corp.		Jennifer Walsh

By:	/s/ Alberto Recchi	Signed:	/s/ Jennifer Walsh

Name:	Alberto Recchi	Printed Name:	Jennifer Walsh

Title:	Chief financial officer and director	Title or Position:	Chief Financial Officer

Date:	July 20, 2021	Date:	July 19, 2021

Signature Page to Employee Proprietary Information and Inventions Agreement